Exhibit 99.2

Investor Contact
Ken Diptee
Executive Director, Investor Relations
DineEquity, Inc.
818-637-3632

Media Contact
Stacy Roughan and Samantha Verdile
Sard Verbinnen & Co.
310-201-2040 and 212-687-8080

DineEquity, Inc. Announces Intention to Refinance its

Existing Long-Term Debt Through a Securitization

GLENDALE, Calif., July 29, 2014 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar® and IHOP® restaurants, today announced its intention to refinance its 3.75% senior secured credit facility and its 9.5% senior notes.

As of June 30, 2014, the balances of DineEquity’s senior secured credit facility and senior notes were approximately $465 million and $761 million, respectively.  DineEquity intends to replace the senior secured credit facility and senior notes with a new securitized financing facility, expected to be comprised of $1.3 billion of senior term notes and $100 million of variable funding notes (the “Notes”).  The net proceeds of the new facility would be used for repayment of existing indebtedness, a make-whole payment related to the redemption of the senior notes, transaction costs associated with the refinancing, and general corporate purposes.

There can be no assurance regarding the timing of a refinancing transaction, the interest rate at which DineEquity’s debt would be refinanced, or that a refinancing transaction will be completed.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security. The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands. With more than 3,600 restaurants combined in 19 countries, over 400 franchisees and approximately 200,000 team members (including franchisee- and company-operated restaurant employees), DineEquity is one of the largest full-service restaurant companies in the world. For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

DineEquity, Inc.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to the impact of general market, industry, credit and economic conditions and other factors discussed from time to time in DineEquity’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in DineEquity’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and DineEquity assumes no obligation to update or supplement any forward-looking statements.